EXHIBIT 21

                              List of Subsidiaries




Subsidiaries of Cerprobe Corporation:

         CompuRoute, Inc.
         Silicon Valley & Test Repair, Inc.
         Cerprobe Europe Limited
         Cerprobe Asia Holdings PTE LTD.


Subsidiaries of Cerprobe Asia Holdings PTE LTD.:

         Cerprobe Asia PTE LTD*


Subsidiaries of Cerprobe Asia PTE LTD.:

         Cerprobe Singapore PTE LTD.
         Cerprobe Taiwan Co. LTD.
















*70% owned by Cerprobe Corporation